Pricing Supplement (To Prospectus dated December 8, 2025 and Series A Prospectus Supplement dated December 8, 2025) August 11, 2026	Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-290665 and 333-290665-01
BofA Finance LLC $9,080,000
Fixed to Floating Rate Issuer Callable Daily Range Accrual Notes Linked to the CMT Rate, due August 13, 2046 Fully and Unconditionally Guaranteed by Bank of America Corporation

●The CUSIP number for the notes is 09711CBR4.

●The notes are unsecured senior notes issued by BofA Finance LLC (“BofA Finance”), a consolidated finance subsidiary of Bank of America Corporation (“BAC” or the “Guarantor”), the payment of which is fully and unconditionally guaranteed by the Guarantor. Any payments due on the notes, including any repayment of principal, will be subject to the credit risk of BofA Finance, as issuer of the notes, and the credit risk of BAC, as guarantor of the notes.

●The notes priced on August 11, 2026 (the “pricing date”). The notes will mature on August 13, 2046, unless previously called.

●The notes are designed for investors who wish to receive quarterly interest income at a fixed rate for the first year and at a floating rate thereafter where, as described below, the amount of such interest will depend on the CMT Rate (as defined below).

●Interest will be paid quarterly, in arrears, on February 13, May 13, August 13 and November 13 of each year, commencing on November 13, 2026, and with the final interest payment occurring on the maturity date.

●From, and including, the issue date to, but excluding, August 13, 2027 (the “Fixed Rate Period”), the notes will bear interest at the fixed rate of 10.00% per annum.

●From, and including, August 13, 2027, to, but excluding, the maturity date (the “Floating Rate Period”), for each quarterly interest period, interest will accrue at a variable rate per annum equal to the product of:

(a)the Base Rate of 10.00%; and

(b)N/D; where,

“N” = the number of U.S. Government Securities Business Days (subject to the Rate Cut-Off Date convention, as defined in "Summary" herein) in the applicable interest period on which the CMT Rate, on the applicable U.S. Government Securities Business Day, is greater than or equal to 0.00% and less than or equal to 5.50% (the “Accrual Range”); and

“D” = the total number of U.S. Government Securities Business Days in the applicable interest period.

In no event will the interest rate applicable to any interest period during the Floating Rate Period be greater than 10.00% per annum or less than 0.00% per annum.
The interest rate for each interest period will be rounded, if necessary, to five decimal places. See “Summary— Interest Rates” on page PS-5.

●We have the right to redeem all, but not less than all, of the notes on any Call Date for an amount equal to 100% of the principal amount, plus any accrued and unpaid interest. The “Call Dates” will be each Interest Payment Date beginning on August 13, 2027 and ending on May 13, 2046. No further amounts will be payable following an early redemption.

●At maturity, if the notes have not been previously redeemed, you will receive a cash payment equal to the principal amount of the notes, plus any accrued but unpaid interest.

●The notes will not be listed on any securities exchange.

●The notes will be issued in denominations of $1,000 and whole multiples of $1,000.

●The initial estimated value of the notes is less than the public offering price. The initial estimated value of the notes as of the pricing date is $909.30 per $1,000 in principal amount. See “Summary” beginning on page PS-4 of this pricing supplement, “Risk Factors” beginning on page PS-9 of this pricing supplement and “Structuring the Notes” on page PS-23 of this pricing supplement for additional information.  The actual value of your notes at any time will reflect many factors and cannot be predicted with accuracy.

There are important differences between the notes and a conventional debt security, including different investment risks and certain additional costs. Potential purchasers of the notes should consider the information in “Risk Factors” beginning on page PS-9 of this pricing supplement, page S-7 of the accompanying prospectus supplement, and page 7 of the accompanying prospectus.

The notes and the related guarantee:

Are Not FDIC Insured

Are Not Bank Guaranteed

May Lose Value

Per Note

Total

Public Offering Price(1)

$

1,000.00

$

9,080,000

Underwriting Discount(1)(2)(3)

$

     45.50

$

413,140

Proceeds (before expenses) to BofA Finance(3)

$

   954.50

$

8,666,860

(1) Certain dealers who purchase notes for sale to certain fee-based advisory accounts may forgo some or all of their selling concessions, fees or commissions.  The price to public for investors purchasing the notes in these accounts may be as low as $954.50 (95.45%) per $1,000 in principal amount of the notes. See “Supplemental Plan of Distribution; Role of BofAS and Conflicts of Interest” in this pricing supplement.

(2) We or one of our affiliates may pay varying selling concessions of up to 4.55% in connection with the distribution of the notes to other registered broker-dealers.

(3) The underwriting discount per $1,000 in principal amount of the notes may be as high as $45.50, resulting in proceeds, before expenses, to BofA Finance of as low as $954.50 per $1,000 in principal amount of the notes.

The notes and the related guarantee of the notes by the Guarantor are unsecured and are not savings accounts, deposits, or other obligations of a bank.  The notes are not guaranteed by Bank of America, N.A. or any other bank, are not insured by the Federal Deposit Insurance Corporation (the “FDIC”) or any other governmental agency. Potential purchasers of the notes should consider the information discussed in “Risk Factors” beginning on page PS-9 of this pricing supplement, page S-7 of the accompanying prospectus supplement, and page 7 of the accompanying prospectus. None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these notes or the guarantee, or passed upon the adequacy or accuracy of this pricing supplement, or the accompanying prospectus supplement or prospectus. Any representation to the contrary is a criminal offense.

We will deliver the notes in book-entry form only through The Depository Trust Company on August 13, 2026 against payment in immediately available funds.

Prospectus Supplement and Prospectus dated December 8, 2025

BofA Securities Selling Agent

EXPLANATORY NOTES

Capitalized or other defined terms used, but not defined, in this pricing supplement have the respective meanings as are given to them in the accompanying prospectus supplement or the accompanying prospectus, as applicable. Capitalized or other defined terms used and defined in this pricing supplement are sometimes defined after their first use without a reference such as “as defined in this pricing supplement.”  Unless otherwise indicated or unless the context requires otherwise, all references in this pricing supplement to “we,” “us,” “our,” or similar references are to BofA Finance, and not to BAC (or any other affiliate of BofA Finance).

The above referenced prospectus and prospectus supplement may be accessed at the link set forth at the bottom of the cover page of this pricing supplement.

TABLE OF CONTENTS

Page

SUMMARYPS-4

RISK FACTORSPS-9

ADDITIONAL TERMS OF THE NOTESPS-15

DESCRIPTION OF THE NOTESPS-18

HISTORICAL LEVELS OF THE CMT RATEPS-20

SUPPLEMENTAL PLAN OF DISTRIBUTION; ROLE OF BOFAS AND CONFLICTS OF INTERESTPS-21

STRUCTURING THE NOTESPS-23

VALIDITY OF THE NOTESPS-23

U.S. FEDERAL INCOME TAX SUMMARYPS-24

SUMMARY

The Fixed to Floating Rate Issuer Callable Daily Range Accrual Notes Linked to the CMT Rate, due August 13, 2046 (the “notes”) are senior debt securities issued by BofA Finance, and the payment obligations of BofA Finance under the notes are fully and unconditionally guaranteed by BAC. The notes and the related guarantee are not guaranteed or insured by the FDIC or secured by collateral. The notes will rank equally in right of payment with all of our other unsecured and unsubordinated obligations, except obligations that are subject to any priorities or preferences by law. The related guarantee will rank equally in right of payment with all of BAC’s other unsecured and unsubordinated obligations, except obligations that are subject to any priorities or preferences by law, and senior to its subordinated obligations. Any payments due on the notes, including any repayment of the principal amount, will be subject to the credit risk of BofA Finance, as issuer, and BAC, as guarantor.

To determine the interest rate for any quarterly interest period during the Floating Rate Period, we will (i) divide the number of U.S. Government Securities Business Days in such interest period on which the CMT Rate is greater than or equal to 0.00% and less than or equal to 5.50% by the total number of U.S. Government Securities Business Days in such interest period and (ii) multiply the resulting fraction by the Base Rate of 10.00% per annum. Your quarterly interest payment, if any, will be determined in accordance with the 30/360 day count basis. You will not receive any interest on your notes on an interest payment date during the Floating Rate Period if, on each U.S. Government Securities Business Day during the related interest period, the CMT Rate is less than 0.00% or greater than 5.50%.

Prior to the maturity date, on each Interest Payment Date beginning on August 13, 2027 and ending on May 13, 2046, we have the right to redeem all, but not less than all, of the notes at 100% of the principal amount, plus any accrued and unpaid interest.  No further amounts will be payable following an early redemption.

If the notes are not called prior to maturity, in addition to any accrued and unpaid interest, at maturity you will receive a cash payment equal to the principal amount of the notes.

You should read carefully this entire pricing supplement, and the applicable information in, and incorporated by reference into, the accompanying prospectus supplement and prospectus, as applicable, to understand fully the terms of the notes, as well as the tax and other considerations important to you in making a decision about whether to invest in the notes. In particular, you should review carefully the section in this pricing supplement entitled “Risk Factors,” which highlights a number of risks of an investment in the notes, to determine whether an investment in the notes is appropriate for you. Information in this pricing supplement that is inconsistent with information in the accompanying prospectus supplement or prospectus will supersede such information in those documents. You are urged to consult with your own attorneys and business and tax advisors before making a decision to purchase any of the notes.

The information in this “Summary” section is qualified in its entirety by the more detailed explanation set forth elsewhere in this pricing supplement and the accompanying prospectus supplement and prospectus. We have not authorized anyone to provide any information other than that contained or incorporated by reference in this pricing supplement and the accompanying prospectus supplement and prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may provide. None of us, the Guarantor or any selling agent is making an offer to sell these notes in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this pricing supplement and the accompanying prospectus supplement and prospectus is accurate as of any date other than the date on the front of this pricing supplement or the accompanying prospectus supplement or prospectus, as applicable.

Issuer:	BofA Finance LLC (“BofA Finance”)
Guarantor:	Bank of America Corporation (“BAC”)
Term:	Approximately 20 years, if not previously called
Pricing Date:	August 11, 2026
Issue Date:	August 13, 2026

Maturity Date:	August 13, 2046
Minimum Denominations:	$1,000 and multiples of $1,000 in excess of $1,000
The CMT Rate:

The “CMT Rate” means the 10-Year CMT Rate. With respect to any U.S. Government Securities Business Day, the 10-Year CMT Rate means the yield on actively traded U.S. Treasury nominal/non-inflation-indexed securities adjusted to constant maturity with a maturity equal to 10 years for such U.S. Government Securities Business Day as displayed on the Designated CMT Rate Page on the immediately following U.S. Government Securities Business Day (the “CMT Rate Publication Day”).

If, with respect to any U.S. Government Securities Business Day, the 10-Year CMT Rate cannot be determined as described above by 5:00 p.m., New York, New York time, on the applicable CMT Rate Publication Day, then the 10-Year CMT Rate for that U.S. Government Securities Business Day will be:

●the yield on actively traded U.S. Treasury nominal/non-inflation-indexed securities adjusted to constant maturity with a maturity equal to 10 years for such U.S. Government Securities Business Day as published by the Federal Reserve (or any successor) in the H.15 Daily Update under the heading “Treasury constant maturities” in the row titled “10-year”;

●if such rate is not published in the H.15 Daily Update by 5:00 p.m., New York, New York time, on the applicable CMT Rate Publication Day, the yield for U.S. Treasury securities at “constant maturity” with a maturity equal to 10 years for such U.S. Government Securities Business Day as published by the United States Department of the Treasury (or any successor) in its Daily Treasury Par Yield Curve Rates (or any successor publication) in the column titled “10 Yr”;

●if neither of the foregoing is available by 5:00 p.m., New York, New York time, on the applicable CMT Rate Publication Day, the 10-Year CMT Rate for such U.S. Government Securities Business Day will be determined by the Calculation Agent in its sole discretion, after consulting such sources (if any) as it deems comparable to the foregoing sources, or any other source or data it determines to be reasonable.

Notwithstanding the foregoing, if we or the Calculation Agent, after consulting with us, determines that a CMT Rate Transition Event and related CMT Rate Replacement Date have occurred prior to the applicable CMT Rate Reference Time in respect of any determination of the 10-Year CMT Rate on any date, as described under “Additional Terms of the Notes—Effect of a CMT Rate Transition Event and Related CMT Rate Replacement Date with Respect to the CMT Rate” beginning on page PS-15 of this pricing supplement, then the CMT Rate benchmark replacement provisions set forth under such heading will thereafter apply to all determinations of the Interest Rate payable on the notes.

As used in the foregoing terms and provisions relating to the determination of the 10-Year CMT Rate:

“Designated CMT Rate Page” means the “H15T10Y Index” Bloomberg (or any successor or replacement service) screen page.

“H.15 Daily Update” means the Selected Interest Rates (Daily)-H.15 release of the Board of Governors of the Federal Reserve System (the “Federal Reserve”), available at www.federalreserve.gov/releases/h15/, or any successor site or publication.

Interest Rates:

Fixed Rate Period. From, and including, the issue date to, but excluding, August 13, 2027 (the "Fixed Rate Period"), the notes will bear interest at the fixed rate of 10.00% per annum payable quarterly in arrears for each quarterly Interest Period.

Floating Rate Period. From, and including, August 13, 2027, to, but excluding, the maturity date (the “Floating Rate Period”), for each quarterly interest period, interest will accrue at a variable rate per annum equal to the product of:

(a)Base Rate; and

(b)N/D; where,

“N” = the number of U.S. Government Securities Business Days (subject to the Rate Cut-Off Date convention) in the applicable interest period on which the CMT Rate is greater than or equal to 0.00% and less than or equal to 5.50%; and

“D” = the total number of U.S. Government Securities Business Days in the applicable interest period.

In no event will the interest rate applicable to any interest period during the Floating Rate Period be greater than 10.00% per annum or less than 0.00% per annum.

The interest rate will be calculated and rounded, if necessary, to the nearest one hundred-thousandth of a percent, with five one-millionths of a percentage point rounded upwards, e.g., 9.876545% (or 0.09876545) being rounded to 9.87655% (or 0.0987655).

Base Rate:	10.00% per annum.
Accrual Range:	Between 0.00% to 5.50%, inclusive.
Redemption Amount:	At maturity, you will receive a cash payment equal to the principal amount of the notes, plus any accrued but unpaid interest.
Rate Cut-Off Date:

With respect to each applicable interest period during the Floating Rate Period, the “Rate Cut-Off Date” will be the third U.S. Government Securities Business Day prior to the interest payment date in respect of such interest period (or, in the case of the final interest period, the maturity date). The CMT Rate on any U.S. Government Securities Business Day in the period from, and including, the Rate Cut-Off Date to, but excluding, the interest payment date in respect of such interest period (or in the case of the final interest period, the maturity date) will be the CMT Rate on that third U.S. Government Securities Business Day prior to that quarterly interest payment date.  See “Risk Factors— If the CMT Rate is less than 0.00% or above 5.50% on a Rate Cut-Off Date, no interest will accrue on the notes on each day from and including the Rate Cut-Off Date through the end of the applicable interest period.”

Interest Periods:	Each period from and including a quarterly interest payment date (or the issue date) to and excluding the immediately succeeding quarterly interest payment date (or the maturity date).
Interest Payment Dates:	Quarterly, on February 13, May 13, August 13 and November 13 of each year, commencing on November 13, 2026 and ending on August 13, 2046 (the maturity date).
Interest Day Count Basis:	30/360
Optional Early Redemption:

On any Call Date, we have the right to redeem all, but not less than all, of the notes for an amount equal to the Early Redemption Payment.  No further amounts will be payable following an early redemption. We will give notice to the trustee at least five business days but not more than 60 calendar days before the applicable Call Date.

Early Redemption Payment:	The sum of the principal amount plus any accrued and unpaid interest.
Call Dates:	The Interest Payment Dates beginning on August 13, 2027 and ending on May 13, 2046.
Repayment at Option of Holder:	None
Payment at Maturity:	If not earlier redeemed, the payment at maturity will equal the principal amount of the notes, plus any accrued but unpaid interest.
Business Day Convention; Business Days:

If any interest payment date, call date or the maturity date occurs on a day that is not a business day in New York, New York, then the payment will be postponed until the next business day in New York, New York. No additional interest will accrue on the notes as a result of such postponement, and no adjustment will be made to the length of the relevant interest period.

A “business day” means any day other than a day on which banking institutions in New York, New York are authorized or required by law, regulation, or executive order to close or a day on which transactions in U.S. dollars are not conducted.

Record Dates for Interest Payments:

For book-entry only notes, one business day in New York, New York prior to the payment date. If notes are not held in book-entry only form, the record dates will be the fifteenth calendar day preceding such interest payment day, whether or not such record date is a business day.

Listing:	None
Initial Estimated Value:

Any payments on the notes depend on the credit risk of BofA Finance, as issuer, and BAC, as guarantor, and on the performance of the CMT Rate. The economic terms of the notes (including the Base Rate and the Accrual Range) are based on BAC’s internal funding rate, which is the rate it would pay to borrow funds through the issuance of market-linked notes and the economic terms of certain related hedging arrangements it enters into. BAC’s internal funding rate is typically lower than the rate it would pay when it issues conventional fixed or floating rate debt securities. This difference in funding rate, as well as the underwriting discount and the hedging related charges described below, reduced the economic terms of the notes to you and the initial estimated value of the notes. Due to these factors, the public offering price you are paying to purchase the notes will be greater than the initial estimated value of the notes as of the pricing date.

On the cover page of this pricing supplement, we have provided the initial estimated value for the notes as of the pricing date.  For more information about the initial estimated value and the structuring of the notes, see “Risk Factors” beginning on page PS-9 and “Structuring the Notes” on page PS-23.

Calculation Agent:	Merrill Lynch Capital Services, Inc. (“MLCS”)
Selling Agent:	BofA Securities, Inc. (“BofAS”), an affiliate of BofA Finance. See “Supplemental Plan of Distribution; Role of BofAS and Conflicts of Interest” beginning on page PS-21.

The information in this “Summary” section is qualified in its entirety by the more detailed explanation set forth elsewhere in this pricing supplement and the accompanying prospectus supplement and prospectus. You should rely only on the information contained in this pricing supplement and the accompanying prospectus supplement and prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. None of us, the Guarantor or any selling agent is making an offer to sell these notes in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this pricing supplement, the accompanying prospectus supplement, and prospectus is accurate only as of the date on their respective front covers.

Capitalized or certain other terms used but not defined in this pricing supplement have the meanings set forth in the accompanying prospectus supplement and prospectus. Unless otherwise indicated or unless the context requires otherwise, all references in this pricing supplement to “we,” “us,” “our,” or similar references are to BofA Finance, and not to BAC (or any other affiliate of BofA Finance).

The above documents may be accessed at the link set forth on the cover page of this pricing supplement.

Hypothetical Interest Payment for an Interest Period

The table below illustrates the hypothetical interest payment per $1,000 in principal amount for a single interest period during the Floating Rate Period, based on a Base Rate of 10.00% and the Accrual Range, assuming there are 66 U.S. Government Securities Business Days during the interest period. Depending on the performance of the CMT Rate, you may not receive any interest payments during the Floating Rate Period. The interest payment amounts appearing in the table below have been rounded to two decimal places for ease of analysis.

Number Of U.S. Government Securities Business Days On Which the CMT Rate Is Greater Than Or Equal To 0.00% And Less Than Or Equal To 5.50%*	Annualized Interest Rate	Interest Payment Per $1,000 In Principal Amount Of The Notes During An Interest Period**
0	0.00000%	$0.0000
15	2.27273%	$6.6818
30	4.54545%	$11.3636
45	6.81818%	$17.0455
60	9.09091%	$22.7273
66	10.00000%	$25.0000

* For any U.S. Government Securities Business Day from and including the third U.S. Government Securities Business Day prior to the related quarterly interest payment date for any interest period during the Floating Rate Period through the end of the applicable interest period, the CMT Rate on those days will be the CMT Rate on that third U.S. Government Securities Business Day prior to that quarterly interest payment date (the “Rate Cut-Off Date”).

** Calculated based on the interest day count basis of 30/360.

RISK FACTORS

Your investment in the notes entails significant risks, many of which differ from those of a conventional debt security. Your decision to purchase the notes should be made only after carefully considering the risks of an investment in the notes, including those discussed below, with your advisors in light of your particular circumstances. The notes are not an appropriate investment for you if you are not knowledgeable about significant elements of the notes or financial matters in general. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page S-7 of the accompanying prospectus supplement and page 7 of the accompanying prospectus.

Structure-related Risks

After the first two years, the notes will pay interest at a floating rate on one or more scheduled Interest Payment Dates. The rate at which the notes will bear interest during each quarterly Interest Period after the first year will depend on the CMT Rate. After the first two years, you may receive minimal or no interest for extended periods of time or even throughout the remaining term of the notes. The interest rate that will apply at any time on the notes after the first year of their term may be more or less than other prevailing market interest rates at such time. As a result, the amount of interest you receive on the notes may be less than the return you could earn on other investments.

It is possible that you may receive no interest, or only a limited amount of interest, for one or more interest periods during the Floating Rate Period. It is possible that the CMT Rate will be outside the Accrual Range for so many U.S. Government Securities Business Days during any quarterly interest period that the interest payment for that interest period will be less than the amount that would be paid on an ordinary debt security.  The interest payment for one or more quarterly interest periods during the Floating Rate Period may be zero. In addition, if the CMT Rate is outside the Accrual Range on any U.S. Government Securities Business Days during the term of the notes, the market value of the notes may decrease and you may receive substantially less than the principal amount if you wish to sell your notes at that time. Historical performance of the CMT Rate is not necessarily indicative of what may occur in the future. You should have a view as to the performance of the CMT Rate and related interest rate movements, and must be willing to forgo guaranteed market rates of interest for the term of the notes, before investing.

The amount of interest payable on the notes in any quarterly interest period during the Floating Rate Period is capped. The return on the notes will be limited to the quarterly interest payments that are payable with respect to each interest period during the term of the notes. The interest rate applicable to any interest period during the Floating Rate Period will be variable and will not be greater than 10.00% per annum.

The notes are subject to early redemption at our option. On each Call Date, at our option, we may redeem your notes in whole, but not in part. Even if we do not exercise our option to redeem your notes, our ability to do so may adversely affect the market value of your notes. It is our sole option whether to redeem your notes prior to maturity on any such Call Date and we may or may not exercise this option for any reason. If your notes are redeemed early, you will not have the right to receive any future interest payments that you may otherwise have received. Further, if your notes are redeemed early, you may not be able to reinvest the early redemption payment at a comparable return for a similar level of risk.

Your return on the notes may be less than the yield on a conventional debt security of comparable maturity. Any return that you receive on the notes may be less than the return you would earn if you purchased a conventional debt security with the same maturity date. As a result, your investment in the notes may not reflect the full opportunity cost to you when you consider factors, such as inflation, that affect the time value of money.

All payments on the notes are subject to our credit risk and the credit risk of the Guarantor, and actual or perceived changes in our or the Guarantor’s creditworthiness are expected to affect the value of, or any amounts payable on, the notes.  The notes are our unsecured senior debt securities. All payments on the notes will be fully and unconditionally guaranteed by the Guarantor.  The notes are not guaranteed by any entity other than the Guarantor.  As a result, your receipt of all payments of interest and principal on the notes will be dependent upon our ability and the ability of the Guarantor to repay our respective obligations under the notes on the applicable payment date, regardless of the CMT Rate.  No assurance can be given as to what our financial condition or the financial condition of the Guarantor will be at any time during the term of the notes or on the maturity date.  If we and the Guarantor become unable to meet our respective financial obligations as they become due, you may not receive the amounts payable under the terms of the notes.

In addition, our credit ratings and the credit ratings of the Guarantor are assessments by ratings agencies of our respective abilities to pay our obligations, including our obligations under the notes.  Consequently, our or the Guarantor’s perceived creditworthiness and actual or anticipated decreases in our or the Guarantor’s credit ratings or increases in the spread between the yield on our respective securities and the yield on U.S. Treasury securities (the “credit spread”) prior to the maturity date of the notes may adversely affect the market value of the notes.  However, because your return on the notes generally depends upon factors in addition to our ability and the ability of the Guarantor to pay our respective obligations, such as performance of the CMT Rate during the term of the notes, an improvement in our or the Guarantor’s credit ratings will not reduce the other investment risks related to the notes.

We are a finance subsidiary and, as such, have no independent assets, operations or revenues.  We are a finance subsidiary of BAC, have no operations other than those related to the issuance, administration and payment of our obligations under our debt securities that are guaranteed by the Guarantor, and are dependent upon the Guarantor and/or its other subsidiaries to meet our obligations under the notes in the ordinary course.  However, we will have no assets available for distributions to holders of the notes if they make claims in respect of such notes in a bankruptcy, resolution or similar proceeding.  Accordingly, any recoveries by such holders in respect of such claims will be limited to those available under the Guarantor’s guarantee of such notes, and any obligations under that guarantee will rank equally in right of payment with all other unsecured and unsubordinated obligations of the Guarantor, except obligations that are subject to any priorities or preferences by law, and senior in right of payment to the Guarantor’s subordinated obligations.  Holders of the notes will have recourse only to a single claim against the Guarantor and its assets under the Guarantor’s guarantee of the notes, and holders of the notes should accordingly assume that in any bankruptcy, resolution or similar proceeding, they would not have priority over, and should be treated equally with, the claims of all other unsecured and unsubordinated obligations of the Guarantor, including claims of holders of unsecured senior debt securities issued by the Guarantor.

If the CMT Rate is less than 0.00% or above 5.50% on a Rate Cut-Off Date, no interest will accrue on the notes on each day from and including the Rate Cut-Off Date through the end of the applicable interest period. The CMT Rate on any U.S. Government Securities Business Day from and including the third U.S. Government Securities Business Day prior to the related quarterly interest payment date for any interest period during the Floating Rate Period through the end of the applicable interest period will be the CMT Rate on that third U.S. Government Securities Business Day prior to that quarterly interest payment date. As a result, if the CMT Rate is less than 0.00% or above 5.50% on a Rate Cut-Off Date, no interest will accrue on the notes on each day from and including the Rate Cut-Off Date through the end of the applicable interest period. This will be the case even if the CMT Rate is greater than or equal to 0.00% and less than or equal to 5.50% on one or more of those days.

Valuation- and Market-related Risks

The public offering price you are paying for the notes exceeds the initial estimated value. The initial estimated value of the notes that is provided on the cover page of this pricing supplement is an estimate only, determined as of the pricing date by reference to our and our affiliates’ pricing models. These pricing models consider certain assumptions and variables, including our credit spreads and those of the Guarantor, the Guarantor’s internal funding rate, mid-market terms on hedging transactions, expectations on interest rates, volatility, price-sensitivity analysis, and the expected term of the notes. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect.

The initial estimated value does not represent a minimum or maximum price at which we, the Guarantor, BofAS or any of our other affiliates would be willing to purchase your notes in any secondary market (if any exists) at any time. The value of your notes at any time after the pricing date will vary based on many factors that cannot be predicted with accuracy, including our and the Guarantor’s creditworthiness and changes in market conditions.

If you attempt to sell the notes prior to maturity, their market value may be lower than the price you paid for them and lower than their initial estimated value. This is due to, among other things, fluctuations in the CMT Rate, changes in the Guarantor’s internal funding rate, and the inclusion in the public offering price of the underwriting discount and the hedging related charges, all as further described in “Structuring the Notes” below.  These factors, together with various credit, market and economic factors over the term of the notes, are expected to reduce the price at which you may be able to sell the notes in any secondary market and will affect the value of the notes in complex and unpredictable ways.

We cannot assure you that a trading market for your notes will ever develop or be maintained. We will not list the notes on any securities exchange. We cannot predict how the notes will trade in any secondary market or whether that market will be liquid or illiquid.

The development of a trading market for the notes will depend on the Guarantor’s financial performance and other factors, including changes in the CMT Rate. The number of potential buyers of your notes in any secondary market may be limited. We anticipate that the selling agent will act as a market-maker for the notes, but none of us, the Guarantor or the selling agent is required to do so. There is no assurance that any party will be willing to purchase your notes at any price in any secondary market. The selling agent may discontinue its market-making activities as to the notes at any time. To the extent that the selling agent engages in any market-making activities, it may bid for or offer the notes. Any price at which the selling agent may bid for, offer, purchase, or sell any notes may differ from the values determined by pricing models that it may use, whether as a result of dealer discounts, mark-ups, or other transaction costs. These bids, offers, or completed transactions may affect the prices, if any, at which the notes might otherwise trade in the market.

In addition, if at any time the selling agent were to cease acting as a market-maker as to the notes, it is likely that there would be significantly less liquidity in the secondary market. In such a case, the price at which the notes could be sold likely would be lower than if an active market existed.

If you attempt to sell the notes prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than the principal amount of the notes. Unlike savings accounts, certificates of deposit, and other similar investment products, you have no right to have your notes redeemed prior to maturity. If you wish to liquidate your investment in the notes prior to maturity, your only option would be to sell them. At that time, there may be an illiquid market for your notes or no market at all. Even if you were able to sell your notes, there are many factors outside of our control that may affect their market value, some of which, but not all, are stated below. Some of these factors are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of another factor. These factors may interact with each other in complex and unpredictable ways. The following paragraphs describe the expected impact on the market value of the notes from a change in a specific factor, assuming all other conditions remain constant.

●Changes in the levels of interest rates may affect the market value of the notes. The level of interest rates in the United States may affect the U.S. economy and, in turn, the performance of the CMT Rate. This, in turn, may decrease the market value of the notes. Further, the notes are subject to early redemption at our option beginning on August 13, 2027 and an interest rate cap of 10.00% per annum, which will limit the potential upside to investors. As a result, we anticipate that the potential for the notes to trade above their par value in the secondary market, if any, is extremely limited.

●Volatility of the CMT Rate. Volatility is the term used to describe the size and frequency of market fluctuations. The CMT Rate may be subject to volatility due to a variety of factors affecting interest rates generally, including, but not limited to: sentiment regarding underlying strength in the U.S. and global economies, expectations regarding the level of price inflation, sentiment regarding credit quality in U.S. and global credit markets, central bank policy regarding interest rates and the performance of capital markets. Increases or decreases in the volatility of the CMT Rate may have an adverse impact on the market value of the notes.

●Economic and other conditions generally.  Interest payable on the notes is expected to be correlated to interest rates. Prevailing interest rates may be influenced by a number of factors, including general economic conditions in the United States, U.S. monetary and fiscal policies, inflation, supply and demand for overnight U.S. Treasury repurchase agreements and other financial, political, regulatory, and judicial events.  These factors interrelate in complex ways, and may disproportionately affect short-term interest rates relative to long-term interest rates, consequently affecting the market value of your notes.

●Our and the Guarantor’s financial condition and creditworthiness.  Our and the Guarantor’s perceived creditworthiness, including any increases in our respective credit spreads and any actual or anticipated decreases in our respective credit ratings, may adversely affect the market value of the notes.  In general, we expect the longer the amount of time that remains until maturity, the more significant the impact will be on the value of the notes.  However, a decrease in our or the Guarantor’s credit spreads or an improvement in our of the Guarantor’s credit ratings will not necessarily increase the market value of the notes.

●Time to maturity.  There may be a disparity between the market value of the notes prior to maturity and their value at maturity. This disparity is often called a time “value,” “premium,” or “discount,” and reflects expectations concerning the CMT Rate prior to the maturity date.  As the time to maturity decreases, this disparity will likely decrease, such that the value of the notes will approach a value that reflects the remaining interest payments on the notes based on the then-current performance of the CMT Rate.

Conflict-related Risks

Our trading and hedging activities, and those of the Guarantor and any of our other affiliates, including BofAS, may create conflicts of interest with you.  We, the Guarantor or one or more of our other affiliates, including the selling agent, may engage in trading activities related to the CMT Rate that are not for your account or on your behalf.  These entities also may issue or underwrite other financial instruments with returns linked to the CMT Rate.  These trading and hedging activities may present a conflict of interest between your interest in the notes and the interests we, the Guarantor and our other affiliates, including the selling agent, may have in our proprietary accounts, in facilitating transactions, including block trades, for our or their other customers, and in accounts under our or their management.  These trading and other business activities, if they influence the CMT Rate or secondary trading in your notes, could be adverse to your interests as a beneficial owner of the notes.

We, the Guarantor and one or more of our other affiliates, including BofAS, expect to enter into arrangements or adjust or close out existing transactions to hedge our obligations under the notes.  We, the Guarantor, or our other affiliates, including BofAS, also may enter into hedging transactions relating to other notes or instruments that we or they issue, some of which may have returns calculated in a manner related to that of the notes offered hereby.  We may enter into such hedging arrangements with one or more of our affiliates.  Our affiliates may enter into additional hedging transactions with other parties relating to the notes and the CMT Rate.  This hedging activity is expected to result in a profit to those engaging in the hedging activity, which could be more or less than initially expected, but could also result in a loss.  Each of these parties will price these hedging transactions with the intent to realize a profit, regardless of whether the value of the notes increases or decreases.  Any profit in connection with such hedging activities will be in addition to any other compensation that we, the Guarantor, and our other affiliates, including the selling agent, receive for the sale of the notes, which creates an additional incentive to sell the notes to you.

There may be potential conflicts of interest involving the Calculation Agent, which is an affiliate of ours.  We have the right to appoint and remove the Calculation Agent.  One of our affiliates, MLCS, will be the Calculation Agent for the notes and, as such, will determine the amount of interest to be paid on the notes.  Under some circumstances, these duties could result in a conflict of interest between MLCS’s status as our affiliate and its responsibilities as Calculation Agent.

For example, if a CMT Rate Transition Event and related CMT Rate Replacement Date are determined to have occurred with respect to the CMT Rate, we or the Calculation Agent (after consulting with us) will determine the CMT Rate Replacement and the CMT Rate Replacement Adjustment and will make CMT Rate Replacement Conforming Changes with respect to, among other things, the determination of interest periods, the timing and frequency of determining rates and making payments of interest and other administrative matters, in connection with the applicable CMT Rate Replacement as set forth under “Additional Terms of the Notes—Effect of a CMT Rate Transition Event and Related CMT Rate Replacement Date with Respect to the CMT Rate” below.  Certain determinations, decisions and elections with respect to the CMT Rate Replacement will, or the occurrence or non-occurrence of a CMT Rate Transition Event and any CMT Rate Replacement Conforming Changes may, require the exercise of discretion and the making of subjective judgments by us or the Calculation Agent (after consulting with us).  Any determination, decision or election made by us or the Calculation Agent pursuant to the applicable provisions set forth under “Additional Terms of the Notes—Effect of a CMT Rate Transition Event and Related CMT Rate Replacement Date with Respect to the CMT Rate” below will, if made by us, be made in our sole discretion and, if made by the Calculation Agent, be made after consultation with us and, in each case, will become effective without consent from the holders of the notes or any other party.  In making these potentially subjective determinations, we or the Calculation Agent may have economic interests that are adverse to your interests as holder of the notes, and none of us or any of our affiliates will have any obligation to consider your interests as a holder of the notes in taking any action or making any determination, which may adversely affect the return on, value of and market for the notes.

The Calculation Agent will be required to carry out its duties in good faith and use its reasonable judgment. However, because we will control the Calculation Agent, potential conflicts of interest could arise. None of us or any of our affiliates will have any obligation to consider your interests as a holder of the notes in taking any action that might affect the value of the notes.

The CMT Rate-related Risks

The CMT Rate will be affected by a number of factors and may be volatile. The CMT Rate will depend on a number of factors, including, but not limited to: (i) supply and demand of U.S. Treasury securities with a period remaining to maturity roughly equivalent to the applicable index maturity; (ii) sentiment regarding underlying strength in the U.S. and global economies; (iii) sentiment regarding credit quality in U.S. and global credit markets; (iv) central bank policy regarding interest rates; (v) inflation and expectations concerning inflation; (vi) performance of capital markets; and (vii) any statements from U.S. government officials regarding the potential cessation of the U.S. CMT Rate for the applicable index maturity. These and other factors may have a negative effect on the performance of the CMT Rate for the applicable index maturity, which would negatively affect the return on, value of and market for the notes.

The CMT Rate may be modified or discontinued, which could adversely affect the return on, value of or market for the notes. The United States Treasury (or a successor), as administrator of the CMT Rate, may make methodological or other changes that could change the value of the CMT Rate, including changes related to the method by which the CMT Rate is calculated or timing related to the publication of the CMT Rate. The administrator of the CMT Rate may withdraw, modify, amend, suspend or discontinue the calculation or dissemination of the CMT Rate in its sole discretion and without notice and has no obligation to consider the interests of investors in the CMT Rate notes in calculating, withdrawing, modifying, amending, suspending or discontinuing the CMT Rate.

If the CMT Rate does not appear on the Designated CMT Rate Page at the CMT Rate Reference Time, and a CMT Rate Transition Event and related CMT Rate Replacement Date have not occurred, the CMT Rate will be determined by the Calculation Agent using alternative methods, which may involve the exercise of discretion by the Calculation Agent. If the CMT Rate does not appear on the Designated CMT Rate Page at the CMT Rate Reference Time on an applicable U.S. Government Securities Business Day and a CMT Rate Transition Event and related CMT Rate Replacement Date have not occurred with respect to the CMT Rate, the Calculation Agent will refer to the alternative sources for such rate as described under “Summary—The CMT Rate” above. If the CMT Rate does not appear on such sources, then the Calculation Agent will determine the CMT Rate for such applicable U.S. Government Securities Business Day in its sole discretion, after consulting such sources as it deems comparable to the CMT Rate Page or any other source or data it determines to be reasonable for the purpose of estimating such rate. This method of determining the CMT Rate may result in interest payments on the notes that are higher than, lower than or that do not otherwise correlate over time with the interest payments that would have been made on the notes if the CMT Rate had been published in accordance with the United States Treasury’s usual policies and procedures governing the determination and publication of such rate and appeared on the CMT Rate Page at the CMT Rate Reference Time. This could adversely affect the rate of interest on the notes, which, in turn, could adversely affect the return on, value of and market for the notes and the price at which investors may be able to sell the notes. In addition, in determining the CMT Rate, the Calculation Agent may have economic interests that are adverse to the investor’s interests.

If a CMT Rate Transition Event and related CMT Rate Replacement Date are determined to have occurred with respect to the CMT Rate, the CMT Rate Replacement may not be a suitable replacement for such rate. If we or the Calculation Agent (after consulting with us) determines that a CMT Rate Transition Event and related CMT Rate Replacement Date have occurred with respect to the CMT Rate and the notes, then the applicable CMT Rate Replacement will replace the CMT Rate for the notes for all purposes relating to the notes in respect of all determinations on such date and for all determinations on all subsequent dates, as set forth under “Additional Terms of the Notes—Effect of a CMT Rate Transition Event and Related CMT Rate Replacement Date.” The CMT Rate Replacement will be the alternate rate of interest that has been selected by us or the Calculation Agent (after consulting with us) as an industry-accepted replacement for the current CMT Rate Benchmark for U.S. dollar-denominated floating-rate notes at such time, plus the CMT Rate Replacement Adjustment (if any). After determination of the CMT Rate Replacement, interest on the notes will no longer be determined by reference to the CMT Rate, but instead will be determined by reference to the CMT Rate Replacement. If we or the Calculation Agent (after consulting with us) determines that there is no such replacement rate as of any applicable date of determination, then we or the Calculation Agent (after consulting with us) will determine a substitute rate or substitute rate value to be used in place of the CMT Rate for that date of determination after consulting such sources (if any) as we or the Calculation Agent (after consulting with us) deems comparable to the sources described above under “Summary—The CMT Rate”, or any other source or data we or the Calculation Agent (after consulting with us) determines to be reasonable for the purpose of determining such substitute rate or substitute rate value.

There is no assurance that any CMT Rate Replacement will be similar to the initial CMT Rate in any respect as it is determined and published by the United States Treasury as of the date of this pricing supplement, or that any CMT Rate Replacement will produce the economic equivalent of such CMT Rate as a reference rate for determining the interest rate on the notes, or otherwise be a suitable replacement or successor for such rate. In addition, it is possible that, at the time of the occurrence of a CMT Rate Transition Event and related CMT Rate Replacement Date, no industry-accepted interest rate as a replacement for the CMT Rate will exist and there may be disagreement regarding the selection of a replacement rate for such CMT Rate. Notwithstanding the foregoing, the determination of the CMT Rate Replacement will become effective without the consent of the holders of the notes of any other party. Use of the CMT Rate Replacement may result in interest payments on the notes that are higher than, lower than or that do not otherwise correlate over time with the interest payments that would have been made on such notes in the absence of a CMT Rate Transition Event and related CMT Rate Replacement Date. This could adversely affect the interest rate and amount of interest payable on the notes, which, in turn, could adversely affect the return on, value of and market for such notes and the price at which investors may be able to sell such notes.

In addition, although the CMT Rate benchmark transition provisions set below provide for a CMT Rate Replacement Adjustment to be added to the Unadjusted CMT Rate Replacement, such CMT Rate Replacement Adjustment may be zero or negative, and there is no guarantee that the CMT Rate Replacement Adjustment (if any) will make the Unadjusted CMT Rate Replacement equivalent to the CMT Rate as it is calculated and published by the United States Treasury as of the date of this pricing supplement.

Tax-related Risks

The U.S. federal income tax consequences of an investment in the notes are uncertain. However, it would be reasonable to treat your notes as variable rate debt instruments for U.S. federal income tax purposes. The U.S. federal income tax consequences of an investment in the notes are not certain. Under the terms of the notes, you will have agreed with us to treat the notes as variable rate debt instruments, as described below under “U.S. Federal Income Tax Summary.” If you are a secondary purchaser of the notes, the tax consequences to you may be different.  No ruling will be requested from the Internal Revenue Service (the “IRS”) with respect to the notes and no assurance can be given that the IRS will agree with the statements made in the section entitled “U.S. Federal Income Tax Summary.” You are urged to consult with your own tax advisor regarding all aspects of the U.S. federal income tax consequences of investing in the notes.

ADDITIONAL TERMS OF THE NOTES

Effect of a CMT Rate Transition Event and Related CMT Rate Replacement Date with Respect to the CMT Rate

CMT Rate Replacement. If we or the Calculation Agent (after consulting with us) determines that a CMT Rate Transition Event and related CMT Rate Replacement Date have occurred with respect to the then-current CMT Rate Benchmark prior to the applicable CMT Rate Reference Time in respect of any determination of the then-current CMT Rate Benchmark required to be made under the terms of the notes, the CMT Rate Replacement will replace the then-current CMT Rate Benchmark for all purposes relating to the notes in respect of such determination on such date and all such determinations on all subsequent dates unless and until another CMT Rate Transition Event and related CMT Rate Replacement Date have occurred with respect to the applicable CMT Rate Replacement. In the event that a CMT Rate Transition Event and related CMT Rate Replacement Date are determined to have occurred with respect to a CMT Rate Benchmark as set forth in the preceding sentence, and we or the Calculation Agent (after consulting with us) has selected a CMT Rate Replacement, the provisions set forth in this section will apply to any such CMT Rate Replacement and references in this section to the applicable CMT Rate Benchmark will mean such CMT Rate Replacement.

CMT Rate Replacement Conforming Changes. In connection with the implementation of a CMT Rate Replacement, we or the Calculation Agent (after consulting with us) will have the right to make CMT Rate Replacement Conforming Changes from time to time.

No CMT Rate Replacement. In the event that a CMT Rate Transition Event and related CMT Rate Replacement Date are determined to have occurred as set forth above, if we or the Calculation Agent (after consulting us) determines that there is no CMT Rate Replacement as of any relevant date of determination of such CMT Rate Benchmark, then we or the Calculation Agent (after consulting with us) will determine a substitute rate or substitute rate value to be used in place of the applicable CMT Rate Benchmark for that date of determination after consulting such sources (if any) as it deems comparable to the sources described above under “Summary—The CMT Rate”, or any other source or data it determines to be reasonable.

Certain Defined Terms. As used herein with respect to any CMT Rate Transition Event and implementation of the CMT Rate Benchmark Replacement and CMT Rate Replacement Conforming Changes:

“CMT Rate Benchmark” means, initially, the 10-Year CMT Rate, provided that if a CMT Rate Transition Event and related CMT Rate Replacement Date have occurred with respect to the 10-Year CMT Rate or then-current CMT Rate Benchmark, then the “CMT Rate Benchmark” means the CMT Rate Replacement.

“CMT Rate Replacement” means the sum of (a) the alternate rate of interest that has been selected by us or the Calculation Agent (after consulting with us) as an industry-accepted replacement for the current CMT Rate Benchmark for U.S. dollar-denominated floating-rate notes at such time and (b) the CMT Rate Replacement Adjustment (if any).

“CMT Rate Replacement Adjustment” means the spread adjustment (which may be a positive or negative value or zero) that has been selected by us or the Calculation Agent (after consulting with us) giving due consideration to any industry-accepted spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current CMT Rate Benchmark with the applicable Unadjusted CMT Rate Replacement for floating-rate notes at such time.

“CMT Rate Replacement Conforming Changes” means, with respect to any CMT Rate Replacement, changes to (1) any interest determination dates, interest payment dates, or other relevant dates, business day convention or interest period, (2) the manner, timing and frequency of determining rates and amounts of interest that are payable on the notes and the conventions relating to such determination and calculations with respect to interest, (3) the timing and frequency of making payments of interest, (4) rounding conventions, (5) index maturities, and (6) any other terms or provisions of the notes, in each case that we or the Calculation Agent (after consulting with us) determines, from time to time, to be appropriate to reflect the determination and implementation of such CMT Rate Replacement giving due consideration to any industry-accepted market practice (or, if we or the Calculation Agent (after consulting with us) determines that implementation of any portion of such market practice is not administratively feasible or determines that no market practice for use of the CMT Rate Replacement exists, in such other manner as we or the Calculation Agent (after consulting with us) determines is appropriate).

“CMT Rate Replacement Date” means the earliest to occur of the following events with respect to the current CMT Rate Benchmark:

(A)in the case of clause (A) or (B) of the definition of “CMT Rate Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the CMT Rate Benchmark permanently or indefinitely ceases to provide such CMT Rate Benchmark;

(B)in the case of clause (C) of the definition of “CMT Rate Transition Event,” if such statement or publication referenced therein indicates that the administrator or regulatory supervisor for the administrator has determined that such rate is no longer representative: (a) at the date of such statement or publication referenced therein, the date of such statement or publication; or (b) as of a specified future date, the first date on which such rate would ordinarily have been published or provided and is non-representative by reference to the most recent statement or publication referenced therein, even if such rate continues to be published or provided on such date; or

(C)in the case of clause (D) or (E) of the definition of “CMT Rate Transition Event,” the date of such determination referenced therein.

For the avoidance of doubt, if the event giving rise to the CMT Rate Replacement Date occurs on the same day as, but earlier than, the CMT Rate Reference Time in respect of any determination, the CMT Rate Replacement Date will be deemed to have occurred prior to the CMT Rate Reference Time for such determination.

“CMT Rate Reference Time” with respect to any determination of a CMT Rate for an applicable index maturity for the notes means 5:00 p.m., New York, New York time, on the CMT Rate Publication Day for the applicable U.S. Government Securities Business Day; provided that if a CMT Rate Transition Event and related CMT Rate Replacement Date have occurred with respect to the then-current CMT Rate Benchmark and us or the Calculation Agent (after consulting with us) has selected a CMT Rate Benchmark Replacement, “CMT Rate Reference Time” will mean with respect to such CMT Rate Replacement, the time determined by us or the Calculation Agent (after consulting with us) in accordance with the CMT Rate Replacement Conforming Changes.

“CMT Rate Transition Event” means the occurrence of one or more of the following events with respect to the current CMT Rate Benchmark:

(A)a public statement or publication of information by or on behalf of the administrator of the CMT Rate Benchmark announcing that such administrator has ceased or will cease to provide such CMT Rate Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such CMT Rate Benchmark;

(B)a public statement or publication of information by the regulatory supervisor for the administrator of the CMT Rate Benchmark, the central bank for the currency of such CMT Rate Benchmark, an insolvency official with jurisdiction over the administrator for such CMT Rate Benchmark, a resolution authority with jurisdiction over the administrator for such CMT Rate Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for such CMT Rate Benchmark, which states that the administrator of such CMT Rate Benchmark has ceased or will cease to provide such CMT Rate Benchmark permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such CMT Rate Benchmark;

(C)a public statement or publication of information by the administrator of such CMT Rate Benchmark or the regulatory supervisor for the administrator of such CMT Rate Benchmark announcing that such CMT Rate Benchmark is no longer, or as of a specified future date will no longer be, representative of the underlying market and economic reality that such CMT Rate Benchmark is intended to measure, and that representativeness will not be restored;

(D)a determination by us or the Calculation Agent (after consulting with us) that the CMT Rate Benchmark has been permanently or indefinitely discontinued; or

(E)a determination by us or the Calculation Agent (after consulting with us) that such CMT Rate Benchmark as published is no longer an industry-accepted rate of interest for U.S. dollar-denominated floating-rate notes at such time.

“Unadjusted CMT Rate Replacement” means the CMT Rate Replacement excluding the CMT Rate Replacement Adjustment (if any).

DESCRIPTION OF THE NOTES

General

The terms and provisions of the notes are set forth in this pricing supplement and, as applicable, the accompanying prospectus supplement and prospectus. The notes will be part of a series of our medium-term notes entitled “Senior Medium-Term Notes, Series A” issued under the senior indenture, as amended and supplemented from time to time, among us, the Guarantor and The Bank of New York Mellon Trust Company N.A., as trustee. The senior indenture is described more fully in the accompanying prospectus supplement and prospectus. The following description of the notes supplements the description of the general terms and provisions of the notes and debt securities set forth under the headings “Description of the Notes” in the prospectus supplement and “Description of Debt Securities of BofA Finance LLC” in the prospectus. These documents should be read in connection with this pricing supplement.

Our payment obligations on the notes are fully and unconditionally guaranteed by the Guarantor. The notes will rank equally in right of payment with all of our other unsecured and unsubordinated obligations from time to time outstanding, except obligations that are subject to any priorities or preferences by law. The guarantee of the notes will rank equally in right of payment with all other unsecured and unsubordinated obligations of the Guarantor, except obligations that are subject to any priorities or preferences by law, and senior to its subordinated obligations.  Any payments due on the notes, including the repayment of principal and any accrued and unpaid interest, are subject to our credit risk, as issuer, and the credit risk of BAC, as guarantor.

The notes will be issued in minimum denominations of $1,000 and whole multiples of $1,000. You may transfer the notes only in whole multiples of $1,000. The notes will mature on August 13, 2046.

We may redeem all of the notes on any quarterly Interest Payment Date occurring on or after August 13, 2027 (other than the maturity date). Prior to maturity, the notes are not repayable at your option.

If any scheduled quarterly interest payment date, call date or the maturity date is not a business day, no adjustment will be made to the length of the corresponding interest period. The payment will be postponed to the next business day, and no additional interest will be payable as a result of such postponement.

The notes will be issued in book-entry form only.

Interest

During the Fixed Rate Period, the notes will bear interest at the fixed rate of 10.00% per annum.

For each quarterly interest period during the Floating Rate Period, interest will accrue at a variable rate per annum equal to the product of:

(a) the Base Rate of at 10.00%; and

(b) N/D; where,

“N” = the number of  U.S. Government Securities Business Days (subject to the Rate Cut-Off Date convention) in the applicable interest period on which the CMT Rate is greater than or equal to 0.00% and less than or equal to 5.50% (the “Accrual Range”); and

“D” = the total number of U.S. Government Securities Business Days in the applicable interest period.

The interest rate will be calculated and rounded, if necessary, to the nearest one hundred-thousandth of a percent, with five one-millionths of a percentage point rounded upwards, e.g., 9.876545% (or 0.09876545) being rounded to 9.87655% (or 0.0987655).

For any U.S. Government Securities Business Day from and including the third U.S. Government Securities Business Day prior to the related quarterly interest payment date for any interest period through the end of the applicable interest period, the CMT Rate on those days will be the CMT Rate on that third U.S. Government Securities Business Day prior to that quarterly interest payment date (the “Rate Cut-Off Date”). As a result, if the CMT Rate is less than 0.00% or above 5.50% on a Rate Cut-Off Date, no interest will accrue on the notes on each day from and including the Rate Cut-Off Date through the end of the applicable interest period. This will be the case even if the CMT Rate is greater than or equal to 0.00% and less than or equal to 5.50% on one or more of those days.

For so long as the notes are held in book-entry only form, we will pay the interest payment to the persons in whose names the notes are registered at the close of business one business day prior to each quarterly interest payment date. If the notes are not held in book-entry only form, the record dates will be the fifteenth calendar day preceding the applicable payment date, whether or not that date is a business day.

Notwithstanding the foregoing, the payment at maturity, including any final interest payment, will be paid to the persons in whose names the notes are registered on the maturity date.

Optional Early Redemption

On any Call Date, we have the right to redeem all, but not less than all, of the notes for an amount equal to the Early Redemption Payment.  No further amounts will be payable following an early redemption. We will give notice to the trustee at least five business days but not more than 60 calendar days before the applicable Call Date.

The “Early Redemption Payment” will be the principal amount of your notes, plus any accrued and unpaid interest.

The “Call Dates” will be the quarterly Interest Payment Dates beginning on August 13, 2027 and ending on May 13, 2046.

Payment at Maturity

Unless earlier redeemed, on the maturity date, you will be paid the principal amount of the notes and any accrued and unpaid interest on the notes, subject to our and the Guarantor’s respective credit risk. See “Risk Factors—All payments on the notes are subject to our credit risk and the credit risk of the Guarantor, and actual or perceived changes in our or the Guarantor’s creditworthiness are expected to affect the value of the notes” above.

Regardless of the amounts of the interest payable during each interest period over the term of the notes, you will receive your principal amount at maturity, assuming that we are otherwise able to pay our debts on the maturity date.

Role of the Calculation Agent

The Calculation Agent has the sole discretion to make all determinations regarding the notes, including determinations regarding the CMT Rate, the amount of each interest payment, U.S. Government Securities Business Days, and business days. Absent manifest error, all determinations of the Calculation Agent will be final and binding on you and us, without any liability on the part of the Calculation Agent.

We have initially appointed our affiliate, MLCS, as the Calculation Agent, but we may change the Calculation Agent at any time without notifying you.

Same-Day Settlement and Payment

The notes will be delivered in book-entry form only through DTC against payment by purchasers of the notes in immediately available funds. We will make payments of the principal amount and each interest payment in immediately available funds so long as the notes are maintained in book-entry form.

Events of Default and Rights of Acceleration

If an Event of Default, as defined in the senior indenture and in the section entitled “Description of Debt Securities of BofA Finance LLC—Events of Default and Rights of Acceleration” on page 51 of the accompanying prospectus, with respect to the notes occurs and is continuing, the amount payable to a holder of the notes upon any acceleration permitted under the senior indenture will be equal to the principal amount plus any accrued and unpaid interest, calculated as though the date of acceleration were the maturity date of the notes and as though the final Rate Cut-Off Date were the third U.S. Government Securities Business Day prior to the date of acceleration. Any such final interest payment may be prorated by the Calculation Agent to reflect the length of the final interest period.  In case of a default in the payment of the notes, whether at their maturity or upon acceleration, the notes will not bear a default interest rate.

Listing

The notes will not be listed on any securities exchange.

Historical Levels of the CMT Rate

The following graph sets forth the historical CMT Rate from January 2, 2020 through August 11, 2026. This data is not intended to be indicative of the future performance of the CMT Rate or what the value of or return on the notes may be. Any historical upward or downward trend in the CMT Rate during any period set forth below is not an indication that the CMT Rate is more or less likely to increase or decrease in value at any time over the term of the notes or what the CMT Rate would have been on any hypothetical date. The historical CMT Rate below uses the 10-Year CMT Rate as quoted on the Bloomberg Professional Services service on page “H15T10Y Index” at the CMT Rate Reference Time on the applicable date. No one can predict what the CMT Rate will be on any day throughout the life of the notes.

The CMT Rate
6
5
4
3
2
1
0
1/2/2020
1/2/2021
1/2/2022
1/2/2023
1/2/2024
1/2/2025
1/2/2026

SUPPLEMENTAL PLAN OF DISTRIBUTION; ROLE OF BofAS AND CONFLICTS OF INTEREST

BofAS, a broker-dealer affiliate of ours, is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and will participate as a selling agent in the distribution of the notes. Accordingly, the offering of the notes will conform to the requirements of FINRA Rule 5121.  The selling agent is a party to the distribution agreement described in the “Supplemental Plan of Distribution (Conflicts of Interest)” beginning on page S-67 of the accompanying prospectus supplement.

The selling agent will receive the compensation set forth on the cover page of this pricing supplement as to the notes sold through its efforts. Certain dealers who purchase the notes for sale to certain fee-based advisory accounts and/or eligible institutional investors may forgo some or all of their selling concessions, fees or commissions.  The price to public for investors purchasing the notes in these accounts may be as low as $954.50 (95.45%) per $1,000 in principal amount of the notes.  We or one of our affiliates may pay varying selling concessions of up to 4.55% in connection with the distribution of the notes to other registered broker-dealers. If all of the offered notes are not sold on the pricing date at the public offering price, then the selling agent and/or dealers may offer the notes for sale in one or more transactions at an offering price that may be at a premium to the public offering price. These sales may occur at market prices prevailing at the time of sale, at prices related to market prices or at negotiated prices.

At BofAS’s discretion, for a short, undetermined initial period after the issuance of the notes, BofAS may offer to buy the notes in the secondary market at a price that may exceed the initial estimated value of the notes.  Any price offered by BofAS for the notes will be based on then-prevailing market conditions and other considerations, including the performance of the CMT Rate and the remaining term of the notes. However, none of us, the Guarantor, BofAS or any of our other affiliates is obligated to purchase your notes at any price or at any time, and we cannot assure you that any party will purchase your notes at a price that equals or exceeds the initial estimated value of the notes.

Any price that BofAS may pay to repurchase the notes will depend upon then prevailing market conditions, the creditworthiness of us and the Guarantor, and transaction costs. At certain times, this price may be higher than or lower than the initial estimated value of the notes.

European Economic Area and United Kingdom

None of this pricing supplement, the accompanying prospectus or the accompanying prospectus supplement is a prospectus for the purposes of the Prospectus Regulation (as defined below).  This pricing supplement, the accompanying prospectus and the accompanying prospectus supplement have been prepared on the basis that any offer of notes in any Member State of the European Economic Area (the “EEA”) or the United Kingdom which has implemented the Prospectus Regulation (each, a “Relevant Member State”) will only be made to a legal entity which is a qualified investor under the Prospectus Regulation (“Qualified Investors”).  Accordingly any person making or intending to make an offer in that Relevant Member State of notes which are the subject of the offering contemplated in this pricing supplement, the accompanying prospectus and the accompanying prospectus supplement may only do so with respect to Qualified Investors.  Neither BofA Finance nor BAC has authorized, nor does it authorize, the making of any offer of notes other than to Qualified Investors.  The expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

PROHIBITION OF SALES TO EEA RETAIL INVESTORS – The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the EEA. For these purposes: (a) a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (the Insurance Distribution Directive), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in the Prospectus Regulation; and (b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes.  Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

PROHIBITION OF SALES TO UNITED KINGDOM RETAIL INVESTORS – The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom. For these purposes: (a) a retail investor means a person who is neither: (i) a professional client as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law in the United Kingdom; nor (ii) a qualified investor as defined in paragraph 15 of Schedule 1 to the Public Offers and Admissions to Trading Regulations 2024 (as may be amended from time to time); and (b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe for the Notes. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the United Kingdom has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the United Kingdom may be unlawful under the PRIIPs Regulation.

United Kingdom

The communication of this pricing supplement, the accompanying prospectus supplement, the accompanying prospectus and any other document or materials relating to the issue of the notes offered hereby is not being made, and such documents and/or materials have not been approved, by an authorized person for the purposes of section 21 of the United Kingdom’s Financial Services and Markets Act 2000, as amended (the “FSMA”). Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. The communication of such documents and/or materials as a financial promotion is only being made to those persons in the United Kingdom who have professional experience in matters relating to investments and who fall within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”)), or who fall within Article 49(2)(a) to (d) of the Financial Promotion Order, or who are any other persons to whom it may otherwise lawfully be made under the Financial Promotion Order (all such persons together being referred to as “relevant persons”).  In the United Kingdom, the notes offered hereby are only available to, and any investment or investment activity to which this pricing supplement, the accompanying prospectus supplement and the accompanying prospectus relates will be engaged in only with, relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this pricing supplement, the accompanying prospectus supplement or the accompanying prospectus or any of their contents.

Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of the notes may only be communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to BofA Finance, as issuer, or BAC, as guarantor.

All applicable provisions of the FSMA must be complied with in respect to anything done by any person in relation to the notes in, from or otherwise involving the United Kingdom.

STRUCTURING THE NOTES

The notes are our debt securities, the return on which is linked to the performance of the CMT Rate.  The related guarantees are BAC’s obligations. As is the case for all of our and BAC’s respective debt securities, including our market-linked notes, the economic terms of the notes reflect our and BAC’s actual or perceived creditworthiness at the time of pricing.  In addition, because market-linked notes result in increased operational, funding and liability management costs to us and BAC, BAC typically borrows the funds under these types of notes at a rate, which we refer to in this pricing supplement as BAC’s internal funding rate, that is more favorable to BAC than the rate that it might pay for a conventional fixed or floating rate debt security. This generally relatively lower internal funding rate, which is reflected in the economic terms of the notes, along with the fees and charges associated with market-linked notes, resulted in the initial estimated value of the notes at the time the terms of the notes are set and on the pricing date being less than their public offering price.

In order to meet our payment obligations on the notes, at the time we issue the notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with BofAS or one of our other affiliates.  The terms of these hedging arrangements are determined based upon terms provided by BofAS and its affiliates, and take into account a number of factors, including our and BAC’s creditworthiness, interest rate movements, the volatility of the CMT Rate, the tenor of the notes and the hedging arrangements.  The economic terms of the notes and their initial estimated value depend in part on the terms of these hedging arrangements.

BofAS has advised us that the hedging arrangements will include hedging related charges, reflecting the costs associated with, and our affiliates’ profit earned from, these hedging arrangements.  Since hedging entails risk and may be influenced by unpredictable market forces, actual profits or losses from these hedging transactions may be more or less than any expected amounts.

For further information, see “Risk Factors” beginning on page PS-9 above.

VALIDITY OF THE NOTES

In the opinion of Sidley Austin LLP, as counsel to BofA Finance and BAC, when the trustee has made the appropriate entries or notations on Schedule 1 to the master global note that represents the notes (the “Master Note”) identifying the notes offered hereby as supplemental obligations thereunder in accordance with the instructions of BofA Finance, and the notes have been delivered against payment as contemplated herein, such notes will be valid and binding obligations of BofA Finance, and the related guarantee will be a valid and binding obligation of BAC, in each case, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the Delaware Limited Liability Company Act, the Delaware General Corporation Law and the laws of the State of New York as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and due authentication of the Master Note and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated October 1, 2025 which has been filed as Exhibit 5.3 to the Company’s Registration Statement on Form S-3 filed with the Securities and Exchange Commission on October 1, 2025.

U.S. FEDERAL INCOME TAX SUMMARY

The following summary of the material U.S. federal income tax considerations of the acquisition, ownership, and disposition of the notes supplements, and to the extent inconsistent supersedes, the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus and is not exhaustive of all possible tax considerations. This summary is based upon the Internal Revenue Code of 1986 (the “Code”), regulations promulgated under the Code by the U.S. Treasury Department (“Treasury”) (including proposed and temporary regulations), rulings, current administrative interpretations and official pronouncements of the Internal Revenue Service (“IRS”), and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. This summary does not include any description of the tax laws of any state or local governments, or of any foreign government, that may be applicable to a particular holder.

Although the notes are issued by us, they will be treated as if they were issued by Bank of America Corporation for U.S. federal income tax purposes.  Accordingly throughout this tax discussion, references to “we,” “our” or “us” are generally to Bank of America Corporation unless the context requires otherwise.

This summary is directed solely to U.S. Holders and Non-U.S. Holders (each, as defined in the accompanying prospectus) that, except as otherwise specifically noted, will purchase the notes upon original issuance and will hold the notes as capital assets within the meaning of Section 1221 of the Code, which generally means property held for investment, and that are not excluded from the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus. This discussion does not address the tax consequences applicable to holders subject to Section 451(b) of the Code. This summary assumes that the issue price of the notes, as determined for U.S. federal income tax purposes, equals the principal amount thereof.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws.

U.S. Holders

The tax treatment of your notes is uncertain. The tax treatment of your notes will depend upon whether the notes are properly treated as variable rate debt instruments or contingent payment debt instruments.  This in turn depends, in part, upon whether it is reasonably expected that the return on the notes during the first half of the notes’ term will be significantly greater or less than the return on the notes during the second half of the notes’ term. Based on our numerical analysis, we will take the position that it is not reasonably expected that the return on the notes during the first half of the notes’ term will be significantly greater or less than the return on the notes during the second half of the notes’ term. We will accordingly treat your notes as variable rate debt instruments for U.S. federal income tax purposes.

Except as otherwise noted below under “Alternative Treatments,” the discussion below assumes that the notes will be treated as variable rate debt instruments for U.S. federal income tax purposes. Under this characterization, interest on a note generally will be included in the income of a U.S. Holder as ordinary income at the time it is accrued or is received in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes. Please see the discussion in the prospectus under the section entitled “U.S. Federal Income Tax Considerations— General —Consequences to U.S. Holders—Variable Rate Debt Securities” for a discussion of these rules.

Upon the sale, exchange, redemption, retirement, or other disposition of a note, a U.S. Holder will recognize gain or loss equal to the difference between the amount realized upon the sale, exchange, redemption, retirement, or other disposition (less an amount equal to any accrued interest not previously included in income if the note is disposed of between interest payment dates, which will be included in income as interest income for U.S. federal income tax purposes) and the U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note generally will be the cost of the note to such U.S. Holder. Any gain or loss realized on the sale, exchange, redemption, retirement, or other disposition of a note generally will be capital gain or loss and will be long-term capital gain or loss if the note has been held for more than one year. The ability of U.S. Holders to deduct capital losses is subject to limitations under the Code.

Alternative Tax Treatments. If it is determined that it is reasonably expected that the return on the notes during the first half of the notes’ term will be significantly greater or less than the return on the notes during the second half of the notes’ term, the notes should be treated as a debt instrument subject to special rules governing contingent payment debt instruments for U.S. federal income tax purposes. If the notes are so treated, a U.S. Holder would be required to accrue original issue discount every year at a “comparable yield” determined at the time of issuance. In addition, you would be required to construct a projected payment schedule for the notes and you would make a “positive adjustment” to the extent of any excess of an actual payment over the corresponding projected payment under the notes, and you would make a “negative adjustment” to the extent of the excess of any projected payment over the corresponding actual payment under the notes. Any gain realized by a U.S. Holder at maturity or upon a sale or exchange of the notes generally would be treated as ordinary income, and any loss realized at maturity or upon a sale or exchange of the notes generally would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of original issue discount, and as capital loss thereafter.

It is also possible that the IRS could determine that the notes should be subject to special rules for notes that provide for alternative payment schedules if one of such schedules is significantly more likely than not to occur.  If your notes are subject to those rules, you would generally be required to include the stated interest on your notes in income as it accrues even if you are otherwise subject to the cash basis method of accounting for tax purposes.  The rules for notes that provide alternative payment schedules if one of such schedules is significantly more likely than not to occur are discussed under “U.S. Federal Income Tax Considerations—General—Consequences to U.S. Holders—Debt Securities Subject to Contingencies” in the accompanying prospectus.

Non-U.S. Holders

Please see the discussion under “U.S. Federal Income Tax Considerations—General—Consequences to Non-U.S. Holders” in the accompanying prospectus for the material U.S. federal income tax consequences that will apply to Non-U.S. Holders of the notes.

Backup Withholding and Information Reporting

Please see the discussion under “U.S. Federal Income Tax Considerations — General — Backup Withholding and Information Reporting” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on the notes.